SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): November 7, 1997


                           BASIN EXPLORATION, INC.
              (Exact Name of Registrant as Specified in Charter)


              Delaware                 0-20125               84-1143307
    (State or Other Jurisdiction     (Commission          (I.R.S. Employer
          of Incorporation)         File Number)         Identification No.)


     370 Seventeenth Street, Suite 3400, Denver, Colorado 80202 (Address of
                     principal executive offices, zip code)


       Registrant's telephone number, including area code: (303) 685-8000


                                Not Applicable
          Former Name or Former Address if Changed Since Last Report


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ITEM 5.     OTHER EVENTS.

Basin Exploration, Inc. (NASDAQ:BSNX) announced on November 9, 1997 that it acquired certain assets of Midcon Offshore, Inc. on Friday, November 7, 1997 from Midcon's chapter 11 trustee, for a purchase price of approximately $31.3 million. Basin was high bidder at a bankruptcy court proceeding conducted to sell the assets.

The principal assets acquired were interests in four productive offshore oil and gas properties, including a 33% working interest in High Island Block A-568, a 52% working interest in Vermilion Blocks 329/338, a 100% working interest in East Cameron Block 220, and a 100% working interest (reduced to 25% below certain depths) in West Cameron Blocks 45/56. Basin will operate all of these properties except High Island Block A-568, which is operated by Samedan Oil Corporation.

The company estimates that, as of the September 1, 1997 effective date, net proved oil and gas reserves attributable to the acquired interests total approximately 30 billion cubic feet of natural gas equivalent, over 85% of which is gas. The company has also identified additional reserves potential related to future planned drilling and recompletion activities, including six currently identified prospective well locations. Approximately $5 million of the purchase price has been attributed to these prospective locations and other non-proved reserves potential.

Currently, these four properties contain 21 producing wells, and two recently-completed wells on High Island Block A-568 are expected to come on-line before year-end. The company estimates that when the two additional wells on High Island Block A-568 commence production, the company's net oil and gas production from these properties will be in excess of 20 million cubic feet
(MMcf) of natural gas equivalent per day.

As previously announced, Basin drilled a discovery well in September 1997 on West Cameron Block 56 after farming in interests from Midcon and another owner. This well, in which the company retained a 67% working interest, flowed at rates of approximately 10 MMcf of gas and 440 barrels of condensate per day during a short-duration production test. The company now plans to tie this well into existing production facilities on West Cameron Block 45 that are included in the current acquisition, with production from the well commencing by early-1998.

Closing proceeds for acquisition of the Midcon assets are currently being held in escrow pending Minerals Management Service approval of assignments of the property interests to Basin and completion of court mandated removal of certain liens and encumbrances. Such actions are expected to be concluded by the end of this month.

As a result of the company's previously announced, recently-completed sale of
2.875 million shares of common stock, through which it raised net proceeds of approximately $50 million, the company was able to fund the acquisition of the Midcon assets in part with approximately $23 million of cash equivalents on hand. The remainder of the purchase price, approximately $8 million, was funded through a draw-down on the company's otherwise fully-available $45 million bank line of credit.

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

Michael S. Smith, president and chief executive officer, noted that "We are extremely excited about the acquisition of these assets. They will result in significant increases in our current production and cash flow and in our inventory of Gulf of Mexico exploitation and exploration projects. Although the company's evaluation of the properties' proved reserves and additional potential has already incorporated use of three-dimensional seismic data that we acquired, we are optimistic that continuing evaluation of these properties, several of which are characterized by very complex geology and a large number of field pay sands, will identify further potential over time."

Basin Exploration, Inc. is engaged in the exploration, acquisition, development and exploitation of oil and gas properties in the United States, both onshore and in the Gulf of Mexico.

The statements in this report regarding projected production performance, financial results, and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the company's ability to achieve projected results are described in the company's prospectus dated October 2, 1997 and prospectus supplement dated October 24, 1997 filed with the Securities and Exchange Commission and the company's periodic reports filed pursuant to the Securities Exchange Act of 1934. Such factors include, among others, uncertainties inherent in cash flow and reserve estimations especially for estimates of non-proved and undeveloped reserves, uncertain reliability of short-term test data, operational risks inherent in the offshore environment with corresponding exposure to delays and significant cost overruns, the highly competitive nature of activity offshore with corresponding shortages of equipment and personnel, the risks of exploratory drilling, and the uncertain cost and pricing environment in the oil and gas industry. The company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.


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

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BASIN EXPLORATION, INC.
                                          (Registrant)


Date:  November 12, 1997               By: /s/ Howard L. Boigon, Esq.
                                          --------------------------------------
                                          Howard L. Boigon
                                          Vice President, General Counsel
                                          and Secretary



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